SECURITIES AND EXCHANGE COMMISSION

                        Washington, DC 20549



                               Form 8-K

                            CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 19, 1998


                   Lone Star Industries, Inc.
        (Exact name of registrant as specified in its charter)


           Delaware              1-2333             13-0982660
 (State or other jurisdiction   (Commission        (IRS Employer
       of incorporation)       File Number)      Identification No.)



  300 First Stamford Place, P. O. Box 120014, Stamford, CT 06912-0014
          (Address of principal executive offices)    (Zip Code)


    Registrant's telephone number, including area code  (203) 969-8600

ITEM 5.  OTHER EVENTS.

     On November 19 and 20, 1998 Lone Star Industries, Inc. made public disclosure of the following by press releases for immediate release:


              Lone Star Industries' Board of Directors
                  Approves Plant Expansion Projects

     STAMFORD, CONNECTICUT, November 19, 1998 --- Lone Star Industries, Inc. (NYSE/LCE) announced today that the Company's Board of Directors approved the expansion and modernization of the Company's Greencastle, Indiana cement plant. The project will increase the plant's production capacity by 600,000 tons to a total capacity of 1,350,000 tons per year. The $75 million plant expansion includes constructing a preheater tower and converting the plant to a semi-dry process. The project also includes additional raw and finish grinding capacity and the replacement and upgrading of crushing and material handling equipment. Preliminary permits for construction have been received and the project should be completed by mid-2000.

     In addition, the Company's Board of Directors approved the expansion and modernization of Kosmos Cement Company's Louisville, Kentucky cement plant. Kosmos Cement Company is a joint venture owned 25% by Lone Star and 75% by Southdown, Inc. The Louisville project was approved by Southdown's Board of Directors in September 1998. The project will increase plant capacity by 700,000 tons to approximately
1.6 million tons per year. The $93 million project involves the addition of a new preheater tower with a precalciner as well as finish grinding and material handling upgrades. Permits for construction have been received and the project is expected to be completed in the year 2000.

     Both projects are expected to provide future earnings growth from increased sales volume and lower unit cement manufacturing costs.

     Lone Star Industries, Inc. is a producer of cement and ready-mixed concrete.

This release includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although the Company believes that the statements are based upon reasonable assumptions, there can be no assurance as to future results. The most important of the factors that could cause actual results to differ are adverse weather, unexpected operational difficulties or a drop in demand which could result in reduced shipments or unstable selling prices. Subsequent similar written and oral forward-looking statements by the Company are expressly qualified in their entirety by these factors.


             Lone Star Industries, Inc. Files Prospectuses

     STAMFORD, CONNECTICUT, November 20, 1998 -- Lone Star Industries, Inc. (NYSE: LCE) announced that it has filed Prospectuses today with the Securities and Exchange Commission relating to a domestic public offering by Metropolitan Life Insurance Company and certain of its affiliates (MetLife) of 1,200,000 shares and an international offering by MetLife of 300,000 shares of the Company's Common Stock. The underwriters for the domestic offering are Merrill Lynch & Co., Credit Suisse First Boston, Warburg Dillon Read LLC and Scott & Stringfellow, Inc. The managers for the international offering are Merrill Lynch International, Credit Suisse First Boston (Europe) Limited, Warburg Dillon Read and Scott & Stringfellow, Inc.

     This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

     A copy of the prospectus may be obtained from the office of Lone Star Industries, Inc., 300 First Stamford Place, Stamford, Connecticut 06912. Please contact James W. Langham, Vice President, General
Counsel and Secretary (203) 969-8600.

     Lone Star Industries, Inc. is a producer of cement and ready-mixed concrete.


                     _________________________


         LONE STAR INDUSTRIES, INC. Declares 2-for-1 Stock Split

     STAMFORD, CONNECTICUT, November 19, 1998 --- Lone Star Industries, Inc. (NYSE: LCE) today announced that its Board of Directors has approved a two-for-one stock split effected in the form of a 100% stock dividend. The additional shares will be issued on December 28, 1998 to stockholders of record at the close of business on December 14, 1998. The Company intends to maintain its $0.05 per share quarterly dividend, which will effectively double the amount of cash dividends the Company pays to its stockholders.

     The Company noted that the December 1, 1998 record date for its regular fourth quarter dividend to be paid on December 15, 1998 precedes the record date for the stock split, and will therefore be paid only on the pre-split stock.

     After the split, Lone Star will have approximately 19.2 million shares outstanding.

     "This split reflects our continued optimism in Lone Star's future. It will increase the stock's dividend yield and reduce the per share price, making our stock accessible to a more diverse group of investors. We also believe it will help to increase the number of round lot holders and improve liquidity for our stockholders," said David W. Wallace, Lone Star's Chairman.

     Lone Star Industries, Inc. is a producer of cement and ready-mixed concrete.

                       _________________________


     The Company currently has effective under the Securities Act of 1933, as amended, five Registration Statements on Form S-8 (File Nos. 33-55277, 33-55261, 33-55229, 333-11057 and 333-11059). The
prospectuses with respect to each of the foregoing Registration
Statements will be supplemented with the following legend:

             Prospectus Supplement Dated November 19, 1998

     Lone Star Industries, Inc. (the "Company") has declared a 100% stock dividend to holders of its Common Stock, par value $1.00 par share (the "Common Shares"), of record on December 14, 1998. In accordance with Rule 416 promulgated under the Securities Act of 1933, as amended, from and after such date this prospectus shall be deemed to cover twice the number of Common Shares it had theretofore covered. On and after such date, (i) all options and/or warrants described herein shall be exercisable for twice the previous number of Common Shares; and (ii) the exercise price per Common Share under such options and/or warrants shall be one half of the previous per share exercise price.




                             SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, Lone Star Industries, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   LONE STAR INDUSTRIES, INC.


                                    By: /s/ James W. Langham
                                            James W. Langham
                                        Vice President, General
                                          Counsel and Secretary











Date:  November 20, 1998